As filed with the Securities and Exchange Commission on January 21, 2005

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAMILY DOLLAR STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-0942963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10401 Monroe Road
P. O. Box 1017
Charlotte, North Carolina 28201-1017

(Address of Principal Executive Offices)   (Zip Code)

Family Dollar
2000 Outside Directors Plan
(Full Title of the Plan)

GEORGE R. MAHONEY, JR.

Executive Vice President-General Counsel and Secretary
Family Dollar Stores, Inc.
P.O. Box 1017
Charlotte, NC  28201-1017
(Name and address of agent for service)

Telephone number, including area code, of agent for service (704) 814-3252

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock	85,000 shares	$32.45	$2,758,250	$324.65

(1)           This registration statement also covers any additional shares that may hereafter become issuable as a result of the adjustment and anti-dilution provisions of the Registrant’s 2000 Outside Directors Stock Plan.

(2)           Estimated solely for the purpose of calculating the registration fee and computed according to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s Common Stock, as reported by the New York Stock Exchange on January 18, 2005.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

Item 2.    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, Family Dollar Stores, Inc. (the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to plan participants pursuant to Rule 428(b).  Requests for the above-mentioned documents should be directed to the Corporate Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina  28201-1017.  Telephone requests may be directed to (704) 814-3276.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the year ended August 28, 2004;

(b)   The Registrant’s Current Reports on Form 8-K dated December 2 and December 17, 2004, January 6 and January 21, 2005;

(c)   All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since August 28, 2004;

(d)   The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, dated June 19, 1979, filed by the Registrant in connection with the listing of 4,430,000 of such shares on the New York Stock Exchange.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereto have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this

Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers and directors of the Registrant in certain circumstances.  The circumstances under which and the persons for whose benefit indemnification shall or may be made are set forth in such statute.  The indemnification provided for by the statute is not exclusive of any other rights of indemnification.  Article XIII of the Registrant’s By-Laws provides for indemnification to the fullest extent permitted by the laws of the State of Delaware.  Pursuant to such By-Laws and as authorized by such statute, the Registrant maintains insurance for directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not the Registrant would have the power to indemnify such officer or director against such liability under the By-Laws or statute.

Pursuant to Delaware law, the Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

99.1	Family Dollar 2000 Outside Directors Plan

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No opinion of counsel is being filed because the Common Stock to be distributed in connection with the Plan will consist exclusively of previously issued shares that are presently held by the Registrant as treasury shares and will not constitute original issuance shares.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by

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reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Matthews and State of North Carolina on the 20th day of January 2005.

FAMILY DOLLAR STORES, INC.

By:	/s/ Howard R. Levine
Howard R. Levine
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 20th day of January 2005, by the following persons in the capacities indicated.

Signatures	Title

/s/ Howard R. Levine	Chairman of the Board,
Howard R. Levine	(Principal Executive
Officer) and Director

/s/ R. James Kelly	Vice Chairman and Chief
R. James Kelly	Financial Officer

/s/ George R. Mahoney, Jr.	Executive Vice President and
George R. Mahoney, Jr.	Director

/s/ C. Martin Sowers	Senior Vice President-Finance
C. Martin Sowers	(Principal Accounting Officer)

/s/ Mark R. Bernstein	Director
Mark R. Bernstein

/s/ Sharon Allred Decker	Director
Sharon Allred Decker

/s/ Edward C. Dolby	Director
Edward C. Dolby

/s/ Glenn A. Eisenberg	Director
Glenn A. Eisenberg

/s/ James G. Martin	Director
James G. Martin

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Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

EXHIBITS

Filed With

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAMILY DOLLAR STORES, INC.

(Exact name of registrant as specified in its charter)

10401 Monroe Road
P. O. Box 1017
Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

99.1	Family Dollar 2000 Outside Directors Plan

No opinion of counsel is being filed because the Common Stock to be distributed in connection with the Plan will consist exclusively of previously issued shares that are presently held by the Registrant as treasury shares and will not constitute original issuance shares.

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